EXHIBIT 99.2

Press Release

INTERPOOL CFO MITCHELL GORDON RESIGNS TO BECOME PRESIDENT, MORPHEUS CAPITAL ADVISORS
Heidrick & Struggles Retained to Conduct Search for New CFO with Public Accounting, Capital Markets Experience

PRINCETON, NJ, July 18, 2003 – Interpool, Inc. (NYSE: IPX) today announced that its Chief Financial Officer, Mitchell Gordon, has resigned, effective July 17, 2003, to become President of Morpheus Capital Advisors, an investment banking boutique. The company said it has engaged Heidrick & Struggles, a global executive recruiting firm, to begin a search for a new permanent CFO with significant public accounting experience as well as capital markets expertise.

The company named Richard Gross, currently Senior Vice President of Finance, as interim CFO to serve until a permanent Chief Financial Officer is selected.

Gordon, who has been Interpool’s CFO since 2000, will continue to provide assistance to the company during the transition to a new CFO, and thereafter will be available for consultation on financings and other projects. He will continue to be a member of the company’s Board of Directors. Gordon was previously a Managing Director at Salomon Smith Barney.

Martin Tuchman, Chairman and Chief Executive Officer, said, “We first worked with Mitch Gordon when he was an investment banker, and he helped take us public 10 years ago. He has made significant contributions to Interpool and has been a leading force in many of our recent financings and acquisitions, including our acquisition of TransAmerica’s chassis business in 2000, which made us the largest chassis lessor in the United States. Mitch has been an important member of our management team, and we wish him success at Morpheus Capital.”

Gordon said, “Interpool is a great company that is ideally situated for continued success, and I’ve enjoyed being part of the company as it has grown over the years."

Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 240 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.